EXHIBIT 21
SPARTECH CORPORATION
SUBSIDIARIES OF REGISTRANT

Incorporation or
Legal Entity	DBA	Organization

Atlas Alchem Plastics, Inc.	Spartech Plastics	Delaware

TKM Plastics, L.P.	Spartech Plastics	Missouri

Spartech Plastics, LLC	Spartech Plastics	Delaware

Alchem Plastics, Inc.	Spartech Plastics	Delaware

Alchem Plastics Corporation	Spartech Plastics	Georgia

Spartech SPD, LLC	Spartech Plastics	Delaware

Spartech Polycast, Inc.	Spartech Polycast	Delaware

Spartech Polycom, Inc.	Spartech Polycom	Pennsylvania

Spartech Polycom, S.A.S.	Spartech Polycom	France

UVTEC, L.P.	Spartech Polycom	Texas

Franklin-Burlington Plastics, Inc.	Spartech Polycom	Delaware

Spartech FCD, LLC	Spartech Calendered and Converted Products Division	Delaware

Spartech CMD, LLC	Spartech CMD	Delaware

Polymer Extruded Products, Inc.	Spartech PEP	New Jersey

Spartech Townsend, Inc.	Spartech Townsend	Delaware

Spartech Industries Florida, Inc.	Spartech Marine	Delaware

Spartech Industries, Inc.	Spartech Industries	Delaware

Alshin Tire Corporation	Spartech Industries	California

Spartech Canada, Inc.	Spartech Color	New Brunswick
Spartech Plastics
Spartech Profiles

Spartech de Mexico, S.A. de C.V.	Spartech Plastics	Mexico
Spartech Polycom

Industrias Spartech de Mexico, S.R.L. de C.V.	Spartech Industries	Mexico